HBM ASSOCIATES, INC
20 Stuyvesant Oval
New York, NY 10009



July 24, 2000

Mr. Benjamin Brucker Weisman, Ph.D.
Chief Executive Officer
DIABETEX INTERNATIONAL CORP.
142 Ferry Road
Suite 1&2
Old Saybrook, Connecticut 06475

Dear Ben:

This is to confirm our mutual understanding concerning the relationship between Diabetex International Corp. (hereinafter the "Company')and HBM Associates, Inc. (hereinafter "HBM" or "Markovitz").

The Company agrees to engage the services of HBM and HBM agrees to perform the services indicated below in consideration of the terms contained herein.
 Harvey Markovitz, on behalf of HBM, shall represent, develop, direct and implement the services provided by HBM to the Company and shall be accountable for the execution of this understanding on behalf of HBM. Markovitz shall use all of the resources available to HBM to execute the terms of this understanding on behalf of HBM.

The term of this agreement shall be for a period of one-year commencing on the date first indicated above. Should both parties agree, this understanding will be continued for another like term. However, Diabetex may terminate this agreement with 30 days written notice, provided that all outstanding financial obligations are mutually satisfied and all tangible deliverable projects previously agreed to be due to the Company by HBM for that period are completed to the satisfaction of the Company.

1. HBM and Markovitz agree to the following:
1. Markovitz shall:
a. Serve the Company as its Vice President, Director of Marketing and Business Development and member of the Executive Strategic Planning Committee.
b. Write or edit the Company's business plan as required.
c. Develop, write, direct and manage the execution of the Company's marketing plan(s) for launching the commercialization of its Metabolic Activation Clinics, Non-Invasive Glucose Measurement Device, Intravenous Infusion Device and other products or services as may be deemed suitable by the Company to commercialize.
d. Develop, direct, manage and be accountable for the execution of the Company's marketing budget including periodic variance analysis and contingency planning.
e. Participate as part of the Company's strategic planning and team building effort to exploit opportunities and limit problems for the Company as required.
f. Be accountable for achieving the Company's sales and marketing, quantifiable (example: enrollment, revenue, budget) and qualified
(marketing message, market awareness, market image, marketing creative objectives provided that the Company is able to common [illegible] its business product development initiatives and endeavors and it maintains normal societal ethical business practices.
g. Shall execute the above directly or through other individual, third party contractors engaged by HBM or engaged by the Company as well as Company employees where appropriate.
h. Shall upon the signing of a Company confidentiality statement, engage the services of individuals who shall be accountable to Markovitz and HBM:
a. Fred Segal as Media Director and general assistant to the Marketing
Director in executing the media marketing communication strategies; and
b. Janice Kasper as Sales Director and general assistant to the Marketing Director in executing the direct sales effort and pharmacy channel communications strategies;
c. Other personnel that may be deemed necessary by Markovitz and confirmed by the Company.
i. [illegible] behavior norms and represent the Company management as required.
j. Shall devote his and HBM's best efforts on a non-exclusive basis to accomplish the above objectives according to agreed upon timeliness in the execution of Company marketing and business plans or strategic endeavors
a. Markovitz and HBM shall maintain client relationships with others besides the Company.
b. HBM and Markovitz shall consider the client relationship with the Company as a business priority to other client relationships so long as that relationship does not interfere with HBM's or Markovitz's obligations to its other clients.

II. The Company agrees that
1. Upon its acceptance of the Marketing Plan and Business Plan, defining the marketing and sales strategies of the Company, it will give to Markovitz the authority of normal chief of marketing officers in publicly held companies to act on behalf of the Company to execute the Marketing initiatives, strategies and tactics agreed upon or such ad hoc marketing decisions that might seem to Markovitz to be prudent at the time of his decision to act.
2. Markovitz, as the Vice President of Marketing and Business Development shall, organizationally report and be accountable to the Company's Chief Executive Officer (CEO) as well as maintain cooperative liaison and cohort relationships with other Company managers defined by the CEO;
3. A table of authority shall be established by the Company defining a delegation of that authority from the Chief Executive Officer to the Vice President Marketing and Business Development which defines the limitations of Markovitz's authority to act alone or in concert wit other Company managers;
4. The Company will provide the necessary financial and operating resources to Markovitz, according to agreed upon budgets and resource requirements so that he will not be encumbered to accomplish the above objectives.

PAYMENTS AND COMPENSATION

1. In consideration of the above, the Company agrees to the following provisions:

1. HBM Associates, Inc. shall be compensated for the term of this agreement $120,000 paid in fifty-two (52) equal payments of $2,308 due and payable the Monday following the start date of this agreement (or the next business day should Monday be a legal Holiday) and on each Monday for the term of this agreement.
2. HBM shall be reimbursed for all out of pocket expenses incurred in the course of executing the above objectives according to the standard processes of the Company, but within 10 days of invoices submitted by HBM to the Company, or
a. Markovitz shall be issued a Company American Express Card, Air Travel Card and telephone card and shall submit monthly expense reports to the Company's financial officer for auditing and to the CEO for approval with explanations of all charges made to those cards. Should it be deemed by the CEO that such charges are for Markovitz's personal benefit and not for the Company's benefit, then Markovitz shall reimburse the Company for any such expense.
3. Shares of the Company Common Stock shall be issued to HBM Associates, Inc. personnel as follows:
a. Harvey Markovitz
1. Upon execution of this agreement, the Company agrees to issue to Markovitz, options to purchase 25,000 common shares at $0.75 (seventy-five cents) per share at a rate of 2,084 shares per month for the term of this agreement beginning with the month of July, 2000 with such letter authorizing these options to be issued to Markovitz on the last business day of each month; such shares shall be the same class and treated in the same manner with the same privileges as those of the Company's CEO

CONTINGENCIES AND RISKS:

1. In consideration of the above HBM/Markovitz et al and the Company agree to the following:
1. Should the Company terminate its relationship with HBM, as stipulated above, because HBM failed to accomplish the Company's marketing objectives, considering the Company provided all resources required by HBM to achieve these objectives, HBM/Markovitz et al shall have no claim against the Company for any additional compensation, with the exception of any outstanding invoices for out of pocket, travel and entertainment expenses.
2. It is understood that forecasting results is an uncertainty and risky, however, prudential business judgment is utilized in developing forecasts in business and marketing plans presented by HBM.
3. At all times the Company's investment in this activity is at complete risk.

It is agreed that HBM/Markovitz et al will make a genuine priority based, best effort to achieve the objectives of this understanding and to minimize. risks to the Company while exploiting all marketing opportunities available to it.

Upon engagement, the immediate priority for HBM/Markovitz et al is to:
1. Develop a calendarized marketing budget of tasks and monetary investments;
2. Develop the Company's business plan;
3. Develop the Company's marketing plan.


Thank you for the opportunity to serve your needs.
This agreement is effective upon the approval of this agreement and the attached invoice for the first week's engagement for so indicated below and upon receipt of the first month's monthly fee of $2,308.00

Sincerely yours,
/s/ H. Markovitz
Harvey Markovitz
President

Agreed to for: 	DIABETEX INTERNATIONAL CORP.

	By:  Mr. Benjamin Brucker Weisman, Ph.D.
		Chairman and Chief Executive Officer
			/s/ Benjamin B. Weisman

	Date: 7/24/00